Exhibit 10.18

SEPARATION AGREEMENT AND GENERAL RELEASE

          This Separation Agreement and General Release (this “Agreement”) is entered into by and between Multilink Technology Corporation, a California corporation (the “Company”), and Jens Albers, an individual (“Albers”).  This Agreement is intended by the parties to resolve fully and finally any and all obligations and/or differences between them, including, without limitation, those obligations and/or differences arising out of Albers’ employment with the Company or the cessation of that relationship.

R E C I T A L S :

          WHEREAS, Albers has been an employee, officer and director of the Company and certain of its subsidiaries;

          WHEREAS, Albers has resigned from his positions as an officer and director of the Company and its subsidiaries and the parties mutually desire to terminate Albers’ employment with the Company and its subsidiaries;

          WHEREAS, the parties mutually desire to enter into this Agreement in order to confirm Albers’ resignation from his employment with the Company and its subsidiaries, on the terms and in the manner set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the parties agree as follows:

A G R E E M E N T :

          1.  Termination of Employment; Final Pay.

               (a)  Effective as of December 31, 2002 (the “Separation Date”), Albers’ employment with the Company and its subsidiaries and any employment relationship between Albers and the Company and any of the Company’s subsidiaries, including MLTC Israel, Ltd. and Multilink Technology GmbH (“MLTC GmbH”), is terminated by way of his resignation, an executed copy of which is attached hereto as Exhibit A and incorporated herein by reference (the “Resignation”).

               (b)  Albers hereby confirms his resignation from any and all positions he held as an officer and/or director of the Company and any of its subsidiaries, effective August 5, 2002, pursuant to the Resignation.

               (c)  Albers shall be paid his final pay and vacation, through the Separation Date, and acknowledges that receipt of said sums was not conditioned upon the execution of this Agreement.

          2.  Severance Payment. The Company shall pay Albers a severance payment (the “Severance Payment”) in the lump sum amount of $125,000, less applicable withholdings and deductions and any amounts deductible pursuant to Sections 4(c) and 12(c) of this Agreement.  A Form W-2 shall issue, at the end of calendar year 2002, reflecting said Severance Payment as wages.  The Severance Payment will be mailed to Albers’ home address or be retrievable in person by Albers at the Company’s offices located in Somerset, New Jersey, and shall be made within seven (7) days of the Separation Date; provided, however, that the Company’s obligation to pay Albers the Severance Payment is conditioned upon Albers’ execution and delivery to the Company within three (3) calendar days after the Separation Date the Reaffirmation Addendum attached hereto as Exhibit B.

          3.  Activities.  During the period between the date hereof and the Separation Date, Albers shall be entitled to continue to serve on all outside boards of directors on which he currently serves.

          4.  Equity Interests.

               (a)  Stock Options.

                     (i)     During the term of his employment with the Company, Albers was granted non-statutory stock options (the “Options”) to purchase 580,000 shares of the Company’s Class A Common Stock (the “Option Shares”).  Such grants were made pursuant and subject to the terms and conditions of the Company’s 1998 Stock Option Plan, as amended (the “1998 Plan”), a copy of which was previously provided to Albers.  The grant of options was evidenced by and made subject to Stock Option Plan Agreements entered into between the Company and Albers on January 28, 1999 (for 200,000 shares) and October 14, 1999 (for 380,000 shares) (the “Option Agreements”), which Option Agreements shall be deemed to be amended in accordance with the terms hereof.

                     (ii)    As of the Separation Date, the Company and Albers agree that all 580,000 Option Shares shall, to the extent not otherwise vested, accelerate and become fully vested.  The parties further agree that upon the Separation Date, the Options shall (a) remain exercisable for a period of eighteen (18) months following the Separation Date, which date is June 30, 2004, and (ii) shall be exercised pursuant to the terms and conditions otherwise set forth in the 1998 Plan and the Option Agreements, as amended hereby.

               (b)  No Other Interests in Company.  Albers acknowledges and agrees that except as set forth in Section 4(a), and with respect to 848,000 shares of Class B common stock held by him (a portion of which have been pledged to the Company as described under Section 13(a) herein), he is not entitled to, nor shall he make any claim for, any other equity interest in the Company of any type whatsoever, including, but not limited to, any other stock option, any shares of any class or series of capital stock in the Company or any security of the Company.  Albers further acknowledges and agrees that he waives any claim of right to any other equity interest in the Company not specifically set forth in this Section 4.

               (c)  Responsibility for Taxes.  Albers agrees: (i) that he shall be solely liable for and shall pay any and all taxes, costs, interest, assessments, penalties, damages, attorney’s fees or other losses to which he is or may be subject by reason of the payments by the Company to him identified in Section 2 of this Agreement, by reason of the equity interests identified in Section 3 of this Agreement and/or by reason of the reimbursements identified in Sections 12 and 14 of this Agreement; (ii) to indemnify and hold the Company Releasees (defined below) harmless from any and all taxes, costs, assessment, interest, penalties, damages, attorney’s fees or other losses to which the Company Releasees, or any of them, are or may be subject by reason of such payments, interest, reimbursements, including, but not limited to, any claim or claims against the Company Releasees, for failure to withhold or underwithholding of taxes; (iii) not to seek or make any claim or claims against the Company Releasees, or any of them, for contribution, indemnity, compensation, recompense, damages, taxes, costs, interest, penalties, attorneys’ fees or other losses, if a determination is made that withholdings should have been made from any payments to Albers; and (iv) to assume responsibility for contending and defending any claim or assertion that withholding should have been made from any payment or other interest provided, or that the Company Releasees, or any of them, owe taxes thereon for any reason, and to cooperate fully in the defense of any such claim or claims which is/are brought against the Company Releases, or any of them.

               (d)  Lock-Up.  Albers agrees that he will not, during the period commencing on the date hereof and ending on the Separation Date, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s Class A Common Stock or Class B Common Stock (“Company Common Stock”) (including shares of Company Common Stock obtained by the undersigned upon the exercise or conversion of securities exercisable or convertible into Company Common Stock) or any securities convertible into or exercisable or exchangeable for Company Common Stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Company Common Stock, or (3) convert any shares of Class B Common Stock into Class A Common Stock, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to up to 20,000 shares of the Company’s Class A Common Stock that may be obtained by Albers through the exercise of stock options; provided that Albers shall not sell more than 5,000 shares in any calendar month, and shall only sell such shares in accordance with the Company’s insider trading policy and applicable state and federal securities laws.

          5.  Insurance and Benefits.  The Company will continue to pay its portion of the premium for group health insurance coverage for Albers through December 31, 2002.  Albers’ rights, if any, regarding continuation of group health insurance coverage will be governed by the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), effective January 1, 2003.  The Company will provide Albers with a COBRA notice, which will include the health insurance premium rate for coverage for Albers to pay under COBRA.  If Albers applies and remains eligible for COBRA coverage under the Company’s group health insurance plan, the Company will pay the COBRA premium for Albers’ coverage for up to a maximum of six (6) months (through June 30, 2003).  Any premiums required for COBRA coverage after June 30, 2003 shall be solely Albers’ responsibility.  In addition, if Albers becomes covered under any other health plan prior to June 30, 2003, Albers must inform the Company immediately and the Company may cease paying Albers’ COBRA premiums.  The COBRA payments by the Company may be included on Albers’ Form 1099.

          6.  Return of Company Property by Albers.  Albers represents and warrants that he has returned or will return by the Separation Date all Company property and equipment in his possession or under his control, including, but not limited to, computer equipment, computer manuals, computer software, keys, credit cards, security access cards, telephone calling cards, manuals, notebooks, reports and other property of the Company.

          7.  General Release of All Claims.  Albers agrees to, and by signing this Agreement does, forever waive and release the Company, and each of its affiliated or related entities, shareholders, officers, directors, employees, agents, representatives, insurers, attorneys, and parent and subsidiary corporations (collectively, the “Company Releasees”), from any and all known and unknown claims, rights, actions, complaints, agreements, contracts, causes of action and demands of any nature whatsoever, whether known or unknown, which Albers ever had, now has, or may claim to have against the Company Releases, or any of them, as of the moment Albers signs this Agreement, including, without limiting the generality of the foregoing, any claim arising out of (i) Albers’ employment with the Company or the cessation of that employment; (ii) any common law causes of action or torts; (iii) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the New Jersey Law Against Discrimination, the New Jersey Civil Code, the California Labor Code, the California Fair Employment and Housing Act and the California Civil Code; (iv) any impairment of Albers’ ability to obtain subsequent employment; (v) any permanent or temporary disability or loss of future earnings as a result of injury or disability arising from or associated with Albers’ employment or the cessation of Albers’ employment with the Company; (vi) any loss of reputation to Albers; or (vii) any agreement, oral or written, express or implied, between Albers and the Company Releasees, or any of them, including any employment agreement.

          8.  Agreement Effective Notwithstanding Subsequent Discovery of Different Information.  Albers acknowledges that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, suits, rights, actions, complaints, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the release set forth in this Agreement, and Albers expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

          9.  Waiver of California Civil Code Section 1542.  Further, in connection with the releases set forth above in Section 7 of this Agreement, Albers expressly agrees that he waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, or any similar provision under the laws of any state, including New Jersey.  Section 1542 reads as follows:

“Section 1542.  [Certain claims not affected by general release.]  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

          Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company Releasees, Albers expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Albers does not know or suspect to exist in his favor against the Company Releasees, or any of them, at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

          10.  Assistance in Legal Actions.  In the event the Company is or becomes involved in any legal action relating to events which occurred or alleged to have occurred while Albers was rendering services to the Company or about which Albers possesses any information, Albers agrees to assist in the preparation, prosecution or defense of any case involving the Company, including, without limitation, executing truthful declarations or documents or providing information requested by the Company and attending and/or testifying truthfully at deposition(s) or at trial without the necessity of a subpoena.

          11.  Non-Solicitation of Company Employees.  Albers agrees that he will not, without the prior written permission of the Company, for himself or on behalf or in conjunction with any other person, partnership, firm, corporation or other entity until the date that is one year following the Separation Date: (a) induce or attempt to induce any person then an employee of the Company, or any of its related or affiliated entities, to resign from or otherwise terminate his or her employment with the Company, or any of its related or affiliated entities; or (b) solicit, recruit, hire or attempt to solicit, recruit or hire any person then employed by the Company, or any of its related or affiliated entities.

          12.  Sale of Residence; Commission Payments.

                 (a)  As a condition to the Company’s obligations hereunder, Albers covenants and agrees that he will sell his personal residence located in Pacific Palisades, California (the “Residence”) and such sale shall close on or before the Separation Date.

                 (b)  Upon the closing of such sale prior to the Separation Date, the Company shall reimburse Albers up to a maximum amount of $50,000 for brokerage commissions paid by Albers to one or more licensed real estate brokers with respect to such sale (“Commission Payments”).  Such reimbursement shall be reduced on a dollar-for-dollar basis by the amount, if any, by which the net proceeds from the sale of the Residence (after deductions for real estate transfer taxes, Commission Payments, escrow payments and other similar fees customarily paid by sellers in transactions of this type) exceeds (or would exceed if such reimbursement is made) the original purchase price paid for the Residence by Albers (as determined by reference to the purchase and sale agreement). Such reimbursement shall be made upon presentation by Albers to the Company of appropriate documentation showing the amount and nature of the Commission Payments, and purchase price and net selling price of the Residence.  If Albers sells the Residence but the sale does not close until after the Separation Date, then the Company shall not pay or reimburse any Commission Payments with respect to such sale.

                 (c)  Albers acknowledges that (i) the Commission Payments shall be included in Albers’ taxable income for income and employment tax purposes, (ii) the Company will report the Commission Payments to the appropriate taxing authorities on Albers Form W-2, and (iii) the Company is required to withhold income and employment taxes on the Commission Payments (the “Withholding Taxes”).  The Company shall satisfy its withholding obligation by deducting such Withholding Taxes from the Severance Payment; however, in the event that the net amount payable to Albers pursuant to the Severance Payment is not sufficient (as determined by the Company’s accounting department under applicable tax withholding laws) to cover all of the Withholding Taxes on the Commission Payments and the Severance Payment itself, Albers shall issue a check payable to the Company for the amount of the deficiency on or before the Severance Date.

          13.  Repayment of Promissory Note.

                 (a)  Albers previously borrowed funds from the Company to pay a portion of the purchase price of the Residence.  Such borrowing is evidenced by that certain Promissory Note dated as of January 4, 2002, made by Albers in favor of the Company in the principal amount of $483,230.58  Additionally, Albers and the Company entered into that certain Amended and Restated Pledge Agreement dated as of July 31, 2002, pursuant to which Albers pledged shares of the Company’s Class B common stock as security for repayment of the Promissory Note.

                 (b)  Albers acknowledges and agrees that, pursuant to the terms of the Promissory Note all outstanding principal and accrued interest thereunder shall be due and payable no later than thirty (30) days following the Separation Date (the “Repayment Date”).  In addition, Albers covenants to repay the Promissory Note in full, including with respect to all outstanding principal and accrued interest thereunder, upon the date of the closing of the sale of the Residence should such sale close prior to the Repayment Date, and the Promissory Note shall be deemed to be amended hereby to reflect such promise.  Albers further covenants and agrees to tender to the Company any additional shares of stock pursuant to the Security Agreement referenced above as the Company may deem necessary to fully collateralize the loan, and the Amended and Restated Pledge Agreement shall be deemed to be amended hereby to reflect such promise.

          14.  Reimbursement for Relocation.  The Company expressly agrees to reimburse Albers up to $25,000 for his actual relocation costs incurred in moving his household goods from the United States to Germany, including, but not limited to, with respect to travel by Albers with respect to such move.  The parties hereto further agrees that any bills for relocation expenses must be submitted to the Company by January 31, 2003 in accordance with the Company’s Relocation Policy, a copy of which Albers acknowledges receiving.

          15.  Expenses; Liability Insurance.  Albers shall be entitled to expense reimbursement for reasonable business expenses incurred by him prior to the Separation Date consistent with past practice as follows:  (i) for the automobile currently leased by him and (ii) for other reasonable business expenses incurred by him in accordance with the Company’s expense reimbursement policies.  All requests for reimbursement must be submitted to the Company no later than forty-five (45) days following the Separation Date.  Except as otherwise provided in this Agreement, Albers shall thereafter not be entitled to reimbursement for any expenses incurred by Albers after the Separation Date.

          16.  No Disclosure of Confidential Information.

                 (a)  Albers acknowledges and agrees that (i) by reason of Albers’ position with the Company, Albers has been given access to information, designs, drawings, plans, computer software and programs, trade secrets, strategies, procedures, and expertise unique to the Company, as well as other confidential materials and information; and (ii) the foregoing constitute trade secrets and/or confidential, privileged and proprietary information respecting the business affairs of the Company which gravely affect the successful and effective operation of the Company.  As such, Albers agrees not to, directly or indirectly, disclose to any third person or use for the benefit of anyone other than the Company, or use for Albers’ own benefit or purposes any such confidential, privileged or proprietary information without the prior written approval of the Company.  Albers agrees to immediately return all documents and writings of any kind, including both originals and copies, whether developed by Albers or others, within Albers’ custody, possession or control, which contain any non-public information which in any way relates or refers to the Company.  Albers further acknowledges and agrees that the provisions of that certain Proprietary Information and Confidentiality Agreement dated June 10, 2000 (the “Proprietary Information Agreement”) remain in full force and effect and that he will abide by each of the terms and conditions set forth therein, including, but not limited to, execution of any certifications required as of the Separation Date.

                 (b)  Albers acknowledges the particular value to the Company of subsection (a) of this Section 16 and of Section 11, the breach of which cannot be reasonably or adequately compensated in an action at law.  Therefore, Albers expressly agrees that the Company, in addition to any other rights or remedies that the Company shall possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Section 16 and/or Section 11 by Albers.

          17.  No Assignment.  Albers represents and warrants that he has made no assignment, and will make no assignment, of any claim, chose in action, right of action or any right of any kind whatsoever, embodied in any of the claims released herein, and that no other person or entity of any kind had or has any interest in any of the claims, demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses or losses released herein.

          18.  No Disparagement.  Albers agrees not to make or publish any disparaging or defamatory communication or statement which has the purpose of causing, or which by natural consequence causes, injury or damage to the reputation or business of the Company Releasees, or any of them.

          19.  No Waiver.  Failure to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right at any other time or times.

          20.  Successors and Assigns.  This Agreement, and all terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.  This Agreement shall be expressly assumed by any person or entity that succeeds to the Company’s business by reason of merger, consolidation, combination, asset purchase or similar transaction, and in such event such person or entity shall be expressly bound by the terms hereof as if such person or entity were the original party hereto.  Notwithstanding the foregoing, no such succession and assumption shall in any way affect the treatment of the Stock Options under the 1998 Plan, including, but not limited to, the change in control provisions of Section 13.01 therein.

          21.  No Admission of Liability.  The parties to this Agreement acknowledge that this Agreement effects the resolution of issues which are in controversy and that nothing contained herein shall constitute or be construed as an admission of liability or as an admission of the truth of the facts and the matters asserted by either party.  The parties hereto desire to resolve their disputes in an amicable fashion and have entered into this Agreement with the desire to forever resolve between them those matters described in this Agreement.  The prevailing party in any proceeding brought to enforce the terms of this Agreement shall be entitled to recover from the other party all damages, costs and expenses, including with limitations, attorneys’ and arbitrator’s fees, incurred as a result of said action.

          22.  Severability.  Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void of unenforceable, such portion may be considered and independent and severable from the remainder, the validity of which shall remain unaffected.

          23.  Representation.  Both parties to this Agreement represent and warrant that this Agreement in all respects has been voluntarily and knowingly executed by them after having received independent legal advice, if they desired, from attorneys of their choice.  Both parties also represent and warrant that they have carefully read this Agreement and the contents hereof are known and understood by them.

          24.  Choice of Law.  This Agreement has been negotiated and executed in the State of New Jersey and shall in all respects be interpreted, enforced and governed in accordance with the laws of New Jersey.  After execution of this Agreement, any dispute regarding enforcement or breach of this Agreement, or any aspect of Albers’ employment with the Company or the cessation of such employment, will be submitted to final and binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in Somerset County, New Jersey, as the exclusive remedy for such claim or dispute.  In any such arbitration, discovery may be conducted pursuant to applicable New Jersey law.  The arbitrator shall issue a written opinion and shall have full authority to award all remedies which would be available in court.  Judgment upon the award rendered by the AAA arbitrator may be entered in any court having jurisdiction thereof.

          25.  Further Assurances.  Albers agrees to assist the Company and take all reasonable and necessary actions to ensure a smooth transition hereunder.  In connection therewith, he represents that all necessary actions have been taken  to transfer the Geschaeftsfuehrer he holds in Multilink Technology GmbH to Andre Stichelen, who now holds such position, subject only to formal registration in the Commercial Registry in Germany for declarative purposes.

          26.  Joint Preparation.  The parties acknowledge that this Agreement was jointly prepared by them, by and through their respective legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but otherwise according to the application of the rules on interpretation of contracts.

          27.  Entire Agreement.  This Agreement, the Option Agreements, the Promissory Note, the Amended and Restated Pledge Agreement, the Proprietary Information Agreement and the Indemnification Agreement dated September 29, 2000 between Albers and the Company (each, to the extent applicable, as amended hereby) (the “Albers’ Agreements”) constitute the entire integrated agreement between the parties and supersede any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement.  The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in the Albers’ Agreements that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in the Albers’ Agreements, including, without limitation, any purported supplements, modifications, waivers or terminations of any of the Albers’ Agreements, shall be valid or binding unless executed in writing by both of the parties to this Agreement.

          28.  Costs; Miscellaneous.

                 (a)  The parties to this Agreement agree to bear their owns costs and attorneys’ fees in connection with this Agreement, except as otherwise expressly stated herein.

                 (b)  The parties, and each of them, warrant: (i) that no other person or entity owns, owned, or claims to own, any interest in any of the claims, demands, causes of action, obligations, damages, property rights or liabilities covered in this Agreement; (ii) that they, and each of them, have the sole right and exclusive authority to execute this Agreement; and (iii) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation, damage, property right or liability covered in this Agreement.

                 (c)  The headings in this Agreement are for convenience only and do not limit, alter or affect the matters contained in this Agreement or the paragraphs they encaption.

          29.  Notices.  All notices, payments or other communications received under this Agreement shall be sent in writing to the following addresses designated in writing by the parties:

          If to Albers, to his address as reflected on the Company’s records.

          If to the Company, to:

          300 Atrium Drive, 2nd Floor
          Somerset, New Jersey
          Attention:  President

          or to such other address as shall be designated in writing by the party to whom the notice is to be sent.

          30.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which together constitute one single document.  It is further understood that no legal obligations will arise under this instrument unless and until each and every party has signed its respective copy of the Agreement.

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          IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release on the dates set forth hereinafter.

MULTILINK TECHNOLOGY CORP., a California corporation

Dated: October 30, 2002	By:	/s/ RICHARD N. NOTTENBURG

	Its:	President, Chairman and CEO

Dated: October 30, 2002		/s/ JENS ALBERS

Jens Albers

Exhibit 10.18

EXHIBIT A

LETTER OF RESIGNATION

August 5, 2002

To the Board of Directors of Multilink Technology Corporation:

          I hereby resign my employment with Multilink Technology Corporation and any of its related or affiliated entities and subsidiaries, including MLTC Israel, Ltd. and Multilink Technology GmbH, effective December 31, 2002.  I hereby further confirm that I resigned my positions as director and officer of Multilink Technology Corporation and any of its subsidiaries, effective August 5, 2002.

Sincerely,

JENS ALBERS

EXHIBIT A

EXHIBIT B

REAFFIRMATION ADDENDUM

          Albers and the Company, as identified in the Separation Agreement and General Release (the “Agreement”) to which this Addendum is attached, hereby reaffirm said Agreement as if it were set forth in full in this Reaffirmation Addendum.  With the intent of giving current date effectiveness to the release of liability in the Agreement, thereby releasing the Company and each of the Company Releasees (as defined in the Agreement) with respect to any and all claims (as defined in the Agreement) that Albers has, or claims to have, as a result of events that have occurred as of the date of this Reaffirmation Addendum, Albers and the Company acknowledge and agree that the Agreement shall be deemed to have been signed by each of them as of the date set forth next to their signatures below.

          This Reaffirmation Addendum may be signed in any number of counterparts, each of which, when so signed, shall be deemed an original.

          Albers and the Company have read this Reaffirmation Addendum and fully understand its content and legal effect and intend to be bound thereby.

          IN WITNESS WHEREOF, the parties hereto have each executed this Reaffirmation Addendum on the dates set forth opposite their respective signatures.

Dated:

JENS ALBERS

Dated:	MULTILINK TECHNOLOGY CORPORATION

By:

Its:

EXHIBIT B